Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (nos. 333-84134, 333-37964 , 333-52896 and 333-110060), Form S-4 (nos. 333-4374 and 333-82593), and Form S-8 (nos. 333-46146, 333-36606, 333-86531, 333-74061, 333-105730, 333-108291, 333-108442 and 333-112495) of Invitrogen Corporation and in the related Prospectus of our report dated February 5, 2004, except with respect to Note 4 thereto, as to which the date of our report is February 19, 2004, with respect to the consolidated financial statements and schedule of Invitrogen Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

San Diego, California

February 26, 2004